Exhibit 99.1

ROCKLAND, Mass.—(BUSINESS WIRE)—June 2, 2006—BioSphere Medical, Inc. (NASDAQ: BSMD), a market leader in developing and commercializing bioengineered microspheres for use in embolization, announced today that Marian L. Heard has been elected to the Company’s Board of Directors.

Since 2004, Ms. Heard has served as president and chief executive officer of Oxen Hill Partners, which specializes in leadership development and brand enhancement programs. Ms. Heard also serves on the boards of directors of Blue Cross & Blue Shield of Massachusetts, Liberty Mutual Insurance Company, CVS, and Sovereign Bank New England. She is a trustee of Berea College, the New England Aquarium and the Dana Farber Cancer Institute.

Richard Faleschini, president and chief executive officer of BioSphere Medical, said, “It is a pleasure to welcome Marian to our Board of Directors. We look forward to benefiting from her considerable experience and expertise. When we initiated our search for an additional independent director, we sought someone who demonstrated a lifelong commitment to serving women and their families and shared our determination to see minimally invasive therapies like uterine-sparing uterine fibroid embolization reach and benefit more patients. We believe that her professional and personal accomplishments will add a unique and valuable perspective to our Board.” The Corporate Resource Committee of the Boston Club, an organization of senior executive and professional women, was instrumental in introducing Marian to BioSphere Medical.

Ms. Heard brings more than 30 years of experience to BioSphere Medical’s Board. Called the most honored chief executive in the history of the United Way, from February 1992 until July 2004, Ms. Heard served as president and chief executive officer of the United Way of Massachusetts Bay and chief executive officer of the United Ways of New England. During her tenure, Ms. Heard launched the award-winning “Success by 6” program aimed at ensuring that every child is ready to succeed in school by age six; won approval for the Massachusetts “Invest in Children” license plate that now generates $30,000 per month for children’s programs statewide; and, completed a $30 million endowment campaign to establish the United Way Millennium Fund for Children and Families, created in partnership with the Boston Foundation.

Ms. Heard is also the founding president and chief executive officer of the Points of Light Foundation, a volunteer organization created to meet President George H. Bush’s call for greater community involvement in serious national social issues. She served two terms as National Board Chairman and continues as a board member. In 1997 she was appointed to serve as chief executive officer of the Steering Committee of the Presidents’ Summit for America’s Future, an initiative chaired by retired General Colin Powell, with participation by all living U.S. presidents. This initiative seeks to make America’s youth a national priority.

Ms. Heard is the recipient of 16 honorary doctorate degrees and numerous local, regional and national awards, including National Public Citizen of the Year for 1998 by the National Association of Social Workers. In 2000, Ms. Heard received the Others Award, the highest civilian award given by the Salvation Army, and was the first recipient of the Ansin Executive Leadership Chair, an endowed chair for a United Way president and chief executive officer. Ms. Heard has also received the Buckley Orator Award and was named an Aspen Institute Scholar.

About BioSphere Medical, Inc.

BioSphere Medical, Inc., a medical device company based in Rockland, Massachusetts, seeks to pioneer and commercialize minimally invasive diagnostic and therapeutic applications based on proprietary bioengineered microsphere technology. The Company’s core technologies, patented bioengineered polymers and manufacturing methods, are used to produce microscopic spherical materials with unique beneficial properties for a variety of medical applications. BioSphere’s principal focus is the treatment of symptomatic uterine fibroids using a procedure called uterine fibroid embolization, or UFE. The Company’s products continue to gain acceptance in this rapidly emerging procedure as well as in a number of other new and established medical treatments.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For a discussion of important risks and uncertainties which could cause actual results to differ from those contained in such forward-looking statements, see “Risk Factors” in the Company’s Quarterly Report or Form 10-Q for the quarter ending March 31, 2006, as well as other filings that the Company makes with the SEC. The forward-looking statements in this press release are made as of the date of this press release and the Company disclaims any obligation to update these forward-looking statements as a result of changed events, circumstances or otherwise.

MULTIMEDIA AVAILABLE:
http://www.businesswire.com/cgi-bin/mmg.cgi?eid=5161228

CONTACT: BioSphere Medical, Inc.
Martin Joyce, 781-681-7925
or
Investor Relations:
The Equity Group Inc.
Maura Gedid, 212-836-9605
Devin Sullivan, 212-836-9608

SOURCE: BioSphere Medical, Inc.